UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 14, 2008

SILICON LABORATORIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29823	74-2793174
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

400 West Cesar Chavez, Austin, TX              78701

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 416-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 14, 2008, Silicon Laboratories Inc., a Delaware corporation, as the lessee, and BA Leasing BSC, LLC., a Delaware limited liability company, as the lessor, entered into a Lease, Deed of Trust and Security Agreement (the “Lease Agreement”). In connection with the closing of the Lease Agreement, Silicon Laboratories also entered into a Participation Agreement dated March 14, 2008 with BA Leasing BSC, LLC, Wells Fargo Bank Northwest, National Association and various other financial institutions named therein.

Under the terms of the Lease Agreement, Silicon Laboratories will lease a facility in Austin, Texas for the expansion of its corporate headquarters (Silicon Laboratories entered into a lease for a similar building in Austin in March 2006). The property on which the facility is located is subject to a 99-year ground lease between the City of Austin and, as the assignee of the ground lease, BA Leasing BSC, LLC. The facility contains approximately 220,000 square feet, of which certain portions have been subleased. The Lease Agreement has a term of five years. The base rent for the term of the lease is payable in arrears in quarterly installments in an amount equal to the interest accruing on $50.1 million at the annual rate of three-month LIBOR (adjusted at the end of each three-month period) plus a margin of approximately 1.55%. In addition to base rent, the Lease Agreement requires Silicon Laboratories to pay all taxes, insurance and operating costs relating to the use and operation of the facility and to perform all maintenance and repairs of the facility. Silicon Laboratories is also responsible for the costs of any tenant improvements that it elects to make associated with the facility.

The Lease Agreement and Participation Agreement impose certain obligations on Silicon Laboratories and grants certain rights and remedies to BA Leasing BSC, LLC in the event of certain defaults by Silicon Laboratories under the Lease Agreement or the Participation Agreement, including the right to terminate the Lease Agreement, to bring suit to collect damages, and to compel Silicon Laboratories to purchase the facility. The Lease Agreement and Participation Agreement contain other customary representations, warranties, obligations, conditions, indemnification provisions and termination provisions, including covenants that Silicon Laboratories shall maintain unencumbered cash and highly-rated short term investments of at least $75 million. If Silicon Laboratories’ unencumbered cash and highly-rated short term investments is less than $150 million, it must also maintain a ratio of funded debt to EBITDAR over the four prior fiscal quarters of no greater than 2 to 1.

During the term of the Lease Agreement, Silicon Laboratories has an on-going option to purchase the building for a total purchase price of approximately $50.1 million. Prior to the expiration of the term, Silicon Laboratories is required to either purchase the facility for approximately $50.1 million or, provided that Silicon Laboratories is not in default under the Lease Agreement or the Participation Agreement, Silicon Laboratories may elect to cause the facility to be sold to a party unaffiliated with Silicon Laboratories (the “Sale Option”). In order to exercise the Sale Option, Silicon Laboratories must make a payment to BA Leasing BSC, LLC on or before the expiration of the Lease Agreement in the amount of approximately $40.0 million. To the extent that the net proceeds generated from the sale of the facility to a third party exceed $10.1 million, Silicon Laboratories would have the right to receive (a) substantially all of such excess proceeds if the sale occurs prior to the end of the term or (b) up to approximately $40.0 million of such excess proceeds if the sale occurs after the end of the term.

The foregoing descriptions are subject to, and qualified in their entirety by, the Lease Agreement and the Participation Agreement.  The Lease Agreement and the Participation Agreement are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and the terms thereof are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)  Exhibits.

10.1	Lease, Deed of Trust and Security Agreement dated March 14, 2008 among Silicon Laboratories Inc., BA Leasing BSC, LLC and Gary S. Farmer.

10.2

Participation Agreement dated March 14, 2008 among Silicon Laboratories Inc., BA Leasing BSC, LLC, Wells Fargo Bank Northwest, National Association and various other financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON LABORATORIES INC.

March 19, 2008	/s/ Paul V. Walsh, Jr.
Date	Paul V. Walsh, Jr. Vice President of Finance (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease, Deed of Trust and Security Agreement dated March 14, 2008 among Silicon Laboratories Inc., BA Leasing BSC, LLC and Gary S. Farmer.

10.2

Participation Agreement dated March 14, 2008 among Silicon Laboratories Inc., BA Leasing BSC, LLC, Wells Fargo Bank Northwest, National Association and various other financial institutions named therein.